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                      MMI Companies, Inc and Subsidiaries
          Exhibit 11 - Statement re Computation of Per Share Earnings
                     (In thousands, except per share data)

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
                                                 Three Months Ended           Six Months Ended
                                                       June 30,                   June 30,
                                                 ------------------          ------------------
                                                   1996      1995              1996       1995
                                                 --------  --------          -------    -------

PRIMARY

Weighted average shares outstanding............     9,851     8,635            9,791      8,628
Net effect of dilutive stock options
  based on the treasury stock method
  using average market price...................       427       262              416        210
                                                  -------    ------          -------    -------

Weighted average number of common
  and common equivalent shares.................    10,278     8,897           10,207      8,838
                                                  =======    ======          =======    =======

Net income.....................................   $ 6,348    $5,638          $13,759    $10,048
Less preferred stock dividends.................         -       130                -        130
                                                  -------    ------          -------    -------
Net income available to common stockholders....   $ 6,348    $5,508          $13,759    $ 9,918
                                                  =======    ======          =======    =======

Earnings per common and
  common equivalent share......................   $   .62      $.62          $  1.35    $  1.12
                                                  =======    ======          =======    =======


FULLY DILUTED

Weighted average shares outstanding............     9,851     8,635            9,791      8,628

Net effect of dilutive stock options
  based on the treasury stock method using
  ending market price, if higher than average..       464       302              485        302
Assumed conversion of dilutive
  convertible preferred stock..................         -       538                -        270
                                                  -------    ------          -------    -------
Weighted average number of common
  and common equivalent shares.................    10,315     9,475           10,276      9,200
                                                  =======    ======          =======    =======

Net income.....................................   $ 6,348    $5,638          $13,759    $10,048
                                                  =======    ======          =======    =======

Earnings per common and
  common equivalent share......................   $   .62      $.60          $  1.34    $  1.09
                                                  =======    ======          =======    =======

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